Exhibit 15.2

Our refJVZ/765236-000002/86424393v1

Kingsoft Cloud Holdings Limited

Building D, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road

Haidian District, Beijing

100085, the People’s Republic of China

23 April 2026

Dear Sir or Madam

Kingsoft Cloud Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Kingsoft Cloud Holdings Limited (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP